FIRST AMENDMENT to the
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT to the Distribution Agreement is made as of November 26, 2018 by and between by and between Cushing ETF Trust (the “Trust”), a Delaware statutory trust, Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company and Cushing Asset Management, LP, the investment advisor to the Trust (the “Adviser”).

WHERAS, the Trust, the Adviser and the Distributor, a wholly owned subsidiary of U. S. Bancorp Fund Services, LLC (“Fund Services”), have previously entered into a certain Distribution Agreement, dated September 24, 2018.

WHEREAS, the Trust, the Adviser and U.S. Bank National Association (“Custodian”) have  entered into a certain Custody Agreement, dated as of September 21, 2018 and amended as of the date hereof (the “Custody Agreement”); and

WHEREAS, the Trust, the Adviser and U.S. Bancorp Fund Services, LLC d/b/a/ U.S. Bank Global Fund Services (“Fund Services”) have previously entered into a certain Fund Administration Agreement, dated as of September 21, 2018 and amended as of the date hereof (the “Fund Administration Agreement”), a certain Fund Accounting Agreement dated as of September 21, 2018 and amended as of the date hereof (the “Fund Accounting Agreement”) and a certain Transfer Agent Agreement dated as of September 26, 2018 and amended as of the date hereof (the “Transfer Agent Agreement”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

(1)	Amendment. The Agreement shall be amended as follows:

Article 5 (a) (Compensation) of the Agreement shall be deleted and replaced in its entirety with the following:

ARTICLE 1.        Compensation. As compensation for providing the services under this Agreement:
(a)
The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement.  However, the Trust may, with respect to any Fund, pay to the Distributor compensation pursuant to the terms of any Distribution and Service Plan in effect at the time in respect to that Fund. The Distributor may receive compensation from the Adviser related to its services hereunder or for additional services as may be agreed to between the Adviser and Distributor in writing.  The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule B hereto (as amended from time to time). The Adviser shall pay the fees set out in Exhibit B together with the fees for all other services provided to the Trust by Custodian and Fund Services pursuant to a certain Fund Administration Agreement, Fund Accounting Agreement, Transfer Agent Agreement and Custody Agreement as a combined unitary fee to Fund Services.

(2)
Entire Agreement.  This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby.  This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement (except as amended herein), or any indebtedness thereby evidenced.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CUSHING ETF TRUST	QUASAR DISTRIBUTORS, LLC
By:___________________________	By:________________________________
Name: ________________________	Name: _____________________________
Title: _________________________	Title: ______________________________
Date: __________________________	Date: ______________________________

CUSHING ASSET MANAGEMENT, LP
(with respect to Article 5 only)

By:___________________________________
Name:_________________________________
Title:__________________________________
Date:__________________________________